Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 13, 2010 (except for Notes 4 (a) through 4(e), as to which the date is May 6, 2010, Note 4(f) as to which the date is June 28, 2010, Note 4(h) as to which the date is August 2, 2010 and Notes 4(g) and 4(i) as to which the date is September 7, 2010), in the Registration Statement (Form F-4) and related Prospectus of Diana Containerships Inc. for the registration of 2,558,997 shares of its common stock.

October 15, 2010

Athens, Greece